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                                                                  EXHIBIT 10.3

                                   AGREEMENT

     This Agreement is effective this 1st day of December, 1997 at Las Vegas, Nevada, by and between Endless Youth Products, Inc., a Nevada Corporation ("EY") located at 6767 W. Tropicana Blvd., Suite 206 Las Vegas, NV 89103 and Schulberg MediaWorks, Inc., a California Corporation ("SMW") located at 69 Green Street, San Francisco, CA 94111 and is made with reference to the following facts:

                                    RECITALS

A) SMW is a company specializing in the development, implementation, and management of strategic marketing plans and direct response multimedia marketing campaigns.

B) EY is a manufacturing and distribution company that currently owns all rights and interests in the name of "Endless Youth -TM-" in North America; and

                                    AGREEMENT

   NOW THEREFORE, for mutual consideration, the sufficiency of which is hereby agreed, EY hereby engages SMW and SMW hereby accepts such engagement, to provide marketing assistance to EY, on all the terms and conditions specified herein and the parties hereto agree as follows:

                              --------------------
                               ARTICLE 1: SERVICES
                              --------------------

1.1. In consideration for the compensation to be paid by EY pursuant to section Article 2: of this Agreement, SMW shall provide:

  (a) MARKETING SERVICES. SMW shall provide good faith, best efforts marketing services to EY in connection with EY's business of selling the Products through the Infomercial and direct response marketing which is related to the infomercial (the "Campaign").

  (b) SUPPORT FUNCTIONS. SMW will assist EY in establishing inbound telemarketing and product fulfillment subcontractors and SMW will continue to act as liaison to these sub-contractors. SMW shall be responsible for oversight of the EY's inbound telemarketing and fulfillment for Infomercial sales and other agreed products which shall include but not be limited to the auditing of bills, customer lists, shipping records, and credit card deposit records in order to insure their accuracy.

  (c) RE-EDIT. SMW shall cause the Infomercial to be re-edited, and deliver to EY a videotape master of the finished Infomercial.

  (d) SMW will develop a strategy and implement a media test (the
  "Infomercial Test") for a roll-out of the Infomercial. EY shall provide a minimum of twenty thousand dollars ($20,000) for such test.

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  (e) SMW will arrange for the continued airing of the Infomercial including working with a media Placement agency.  Such airings shall be approved by EY.

  (f) SMW will work with EY to develop other products and avenues to sell existing and new products.

1.2 CAMPAIGN COSTS. Other than costs associated with the re-editing and duplication tape of the Informercial for broadcast, EY shall be responsible for other costs or expenses related to the Campaign.

                              ------------------------
                              ARTICLE 2: COMPENSATION
                              ------------------------

     EY shall pay to SMW the following fees under this Agreement. Such fees shall be earned upon receipt.

2.1 MARKETING FEE. For a period of five years from the date of the signing of this agreement, SMW shall receive a Marketing Fee of seven percent (7%) of the Gross Sales Revenue generated by EY, from customers of EY who were obtained from the informercial, or by any other media arranged by SMW in support of the informercial or other approved marketing programs.

2.2 GROSS SALES REVENUE. As used herein, "Gross Sales Revenue" shall be defined as the sum of all gross receipts generated from sales of EY's Products to customers who were obtained directly from the Informercial or such other approved marketing programs or through sources arranged by SMW in support of such programs. PROVIDED however, that Gross Sales Revenue shall be reduced for any applicable returns and allowances, the cost of shipping and handling, and the cost of telemarketing services.

2.3 STOCK BONUS. Fifteen days after the end of each quarter, SMW shall receive stock bonuses as follows:

  a) Provided that the average Media Ratio (which shall be defined as the gross dollars earned divided by the gross media buy) generated during the quarter on all media dollars spent is greater than .85 but less than 1.00, for every $100,000 in media placed during the quarter. SMW shall receive 2,000 warrants to purchase EY's common stock at a price equal to the greater of 85% of the last traded stock price or $.50.

  b) Provided that the Media Ratio generated during the quarter on all media dollars spent is equal to or greater than 1.0, for every $100,000 in media placed during the quarter, SMW shall receive 10,000 warrants to purchase EY's common stock at a price equal to the greater of 85% of the last traded stock price or $.50.

2.4 TIMING OF PAYMENTS. The Marketing Fee shall be paid monthly, within fifteen (15) days of the end of each month. All other fees under this agreement shall be paid as specified herein.

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2.5 AUDIT.  EY shall keep, maintain and preserve for at least three (3)
    years from their creation, complete and accurate records and accounts including, without limitation, invoices, correspondence, banking, financial and other records relating to its sales, revenues, costs, and related data concerning Products and Other Products. Such records and accounts shall be available for inspection and audit and any time or times during or after the term of this Agreement during reasonable business hours and upon reasonable notice by SMW or its nominees. During such inspections and audits, SMW shall have the right as it deems necessary, to take extracts and/or make copies of EY's records relating to this Agreement. Further, in the event that any such audit reveals that EY has understated Gross Sales Revenue by more than five percent (5%), EY shall bear the full cost of such audit.

                             -----------------------
                             ARTICLE 3: TERMINATION
                             -----------------------

3.1 TERMINATION: EY shall have the option to terminate this agreement upon the occurrence any of the following events:

  a) TERMINATION FOR PERFORMANCE:
       i. The failure by SMW to select Informercial Test broadcast times by December 30, 1997.
      ii. The failure by SMW to have a re-edited Infomercial ready for airing with broadcast duplicates by January 6, 1998.
     iii. The failure by SMW to commence Informercial Test by January 10, 1998.
      iv. The failure by SMW to achieve a Media Ratio equal to or greater than .75 during the Infomercial Test.
       v. The failure by SMW in any one month to place, if asked to place in writing by EY, a minimum of $150,000 per month in media and to obtain a Media Ratio of .75 for media so placed.

  b) MUTUAL AGREEMENT. The mutual agreement of all parties.

  c) NON-DEFAULTING PARTY. By the non-defaulting party in the event of a material breach of this Agreement by the defaulting party and the failure by the defaulting party to cure such breach within fifteen (15) days of notice by the non-defaulting party.

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                            ARTICLE 4:  INDEMNIFICATION
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4.1  INDEMNIFICATION.  EY and SMW agree to a reciprocal indemnification and hold each other and their respective employees, agents and affiliates harmless from and against any and all loss, claim damage, liability and expense (including without limitation, costs of investigations, legal and other fees and expenses incurred in connection with and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which each party may become subject under any applicable statute or regulation of any jurisdiction, or at common law (whether tort, contract or any other basis), or otherwise, insofar as such loss, claim, damage, liability or expense arises from or is based upon the fact that performed services to EY hereunder, provided, however, that either party shall not be entitled to indemnification hereunder for any act or omission constituting negligence, willful misconduct or material breach of this Agreement by such party.

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                 ARTICLE 5:  NONCIRCUMVENTION AND CONFIDENTIALITY
-------------------------------------------------------------------------------

5.1 CONFIDENTIALITY. The parties agree to maintain as confidential, and not to disclose to any third party without the prior consent of the other party, any information of a proprietary nature which one party learns from the other party as part of the necessary process of performing their services and obligations under this Agreement, other than information (a) which was already public knowledge at the item it was learned by the party, or which subsequently came into the public domain through no fault of the receiving parties; (b) which is necessary or appropriate to disclose in order to comply with applicable laws, rules and regulations or enable a party to comply with this Agreement; (c) which was lawfully received by the receiving party from a third party free of an obligation of confidence to such third party; (d) which was already in the possession of the receiving party prior to the receipt of thereof, directly or indirectly, from the disclosing party; or (e) which is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintenance of such information in confidence have been exhausted including, but not limited to giving the originator of the Confidential information as much advance notice of the possibility of such disclosure as practical so the originating party may attempt to obtain a protective order concerning such disclosure.

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                               ARTICLE 6:  GENERAL
-------------------------------------------------------------------------------

6.1 RELATIONSHIPS. EY and SMW are independent companies and nothing in this agreement shall be construed as conferring any agency, association, joint venture, general or limited partnership or employer relationship.

6.2. AUTHORIZATION. The parties hereto represent that they are authorized to execute this Agreement.

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6.3  SUBJECT HEADINGS.  The subject headings of the paragraphs of this
     Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

6.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. Any waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver shall be binding unless executed in writing by the party making the waiver.

6.5 PARTIES. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns.

6.6 SEVERABILITY. The provisions of this Agreement are severable and, if any clause or provision shall be held invalid or unenforceable in whole or in part, in any jurisdiction, then such invalidity or unenforceability shall effect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner effect such clause or provisions in any other jurisdiction, and in respect of the jurisdiction in which such clause or provision is effected, the parties agree to substitute therefore a provision which most closely approximates the relative rights and obligations intended by the parties.

6.7 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signatories hereto and thereto were upon the same instrument.

6.8 JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in that State.

        This Agreement has been executed by the parties hereto as of the date first above written.

Endless Youth Products, Inc. ("EY")         Schulberg MediaWorks, Inc. ("SMW")



/s/   Neal Wallach                          /s/  Jon Schulberg
----------------------------------          ----------------------------------
Neal Wallach, Chairman/CEO                      Jon Schulberg, President

                                    [LOGO]

                                ENDLESS YOUTH
                                PRODUCTS, INC.


--------------------------------------------------------------------------------

             To               :  Jon Schulberg
             Company          :  Schulberg MediaWorks
             Facsimile No.    :  415.362.5390

             From             :  Neal K. Wallach
             Telephone No.    :  +1.702.248.1005
             Facsimile No.    :  +1.702.248.1082
             Date             :  March 11, 1998                 Pages: One

This facsimile may contain certain information which is privileged, confidential and protected from disclosure. If you are not the intended recipient of this transmission or the person responsible for its delivery to the addressee, please immediately notify our office on receipt.
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Dear Jon,

Pursuant to yesterday's telephone conversation, this memorandum sets forth the specific details of our working relationship in connection with any transactions that shall involved the Guthy-Renker organization. These details amend our December 1, 1997 agreement only with respect to Guthy-Renker. All other aspects of the December 1, 1997 Agreement remain in effect.

1. You will receive 1.75% of Unadjusted Sales Revenue derived from Endless Youth product sales to customers derived from the infomercial.

Unadjusted Sales Revenue is defined as the revenue collected from Endless Youth product sales, less returns/refunds, credit card fees (with a cap of 2.5%) and charge backs, declines, cancellations, bad debt and sales taxes and shall not include costs and revenues associated with shipping and handling.

2. In addition, you will receive .75% of all other product sales made or arranged by the Guthy-Renker organization or any of its affiliates in which Endless Youth Products, Inc. is entitled to receive a percentage payment from Guthy-Renker.

As we discussed, all other marketing avenues and new product development of the original December 1, 1997 agreement remains in effect and I hope that we can rapidly achieve new opportunities.

Warm regards,


/s/  Neal